Exhibit 99.2

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Paul McCormick	Bruce Voss (bvoss@lhai.com)
President and CEO	Jody Cain (jcain@lhai.com)
(949) 595-7200	(310) 691-7100
www.endologix.com	www.lhai.com

ENDOLOGIX COMPLETES $16.6 MILLION PRIVATE PLACEMENT

Irvine, Calif. – July 8, 2005 – Endologix, Inc. (Nasdaq: ELGX), developer of the Powerlink® System for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced the completion of a previously announced private placement of 4,150,000 shares of common stock to selected existing and new accredited investors at a price of $4.00 per share, which resulted in net proceeds to Endologix of approximately $15.5 million, after deduction of offering expenses. Adams Harkness, Inc. and Montgomery & Co., LLC acted as co-placement agents on this transaction.

The private placement was made only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder. The securities sold in the private placement have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In connection with the private placement, Endologix has agreed to file a registration statement to register for resale the common stock issued in the private placement. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities issued in the private placement.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. In October 2004, Endologix received approval to market the Powerlink in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

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13900 Alton Parkway, Suite 122 ● Irvine, CA 92618
949.595-7200 ● Fax: 949.457-9561
www.endologix.com